Exhibit 99.1
SOURAV GHOSH Chief Financial Officer (240) 744-5267	JAIME MARCUS Investor Relations (240) 744-5117 ir@hosthotels.com

Host Hotels & Resorts, Inc. Reports Results for Second Quarter 2021

Continued Quarterly Revenue Growth and Sequentially Improved Operations;

Strong Beat to Consensus RevPAR;

Acquired Baker’s Cay Resort Key Largo and a Luxury Downtown Hotel in Houston

BETHESDA, MD; August 3, 2021 – Host Hotels & Resorts, Inc. (NASDAQ: HST) (the “Company”), the nation’s largest lodging real estate investment trust (“REIT”), today announced results for second quarter 2021.

Operating Results 1

(unaudited, in millions, except per share and hotel statistics)

	Quarter ended June 30,		Percent Change	Percent Change	Year-to-date ended June 30,		Percent Change	Percent Change
	2021	2020	vs. Q2 2020	vs. Q2 2019(2)	2021	2020	vs. Q2 2020	vs. Q2 2019(2)
Revenues	$649	$103	530.1%	(56.2)%	$1,048	$1,155	(9.3)%	(63.5)%
All owned hotel revenues (pro forma) (1)	659	104	533.7%	(54.2)%	1,088	1,196	(9.0)%	(61.1)%
All owned hotel (pro forma) Total RevPAR - Constant US$	152.84	23.86	540.7%	(54.4)%	126.83	139.05	(8.8)%	(61.3)%
All owned hotel (pro forma) RevPAR - Constant US$	99.86	14.12	607.0%	(52.0)%	82.28	82.57	(0.3)%	(59.3)%

	Quarter ended June 30,		Percent		Year-to-date ended June 30,		Percent
	2021	2020	Change		2021	2020	Change
Net loss	(61)	(356)	82.9%		$(214)	$(359)	40.4%
EBITDAre (1)	111	(190)	N/M		116	(26)	N/M
Adjusted EBITDAre (1)	110	(189)	N/M		113	(25)	N/M

Diluted loss per common share	(0.09)	(0.50)	82.0%		(0.30)	(0.50)	40.0%
NAREIT FFO per diluted share (1)	0.12	(0.26)	N/M		0.13	(0.03)	N/M
Adjusted FFO per diluted share (1)	0.12	(0.26)	N/M		0.13	(0.03)	N/M

*

Additional detail on the Company’s results, including data for 21 domestic markets, is available in the Second Quarter 2021 Supplemental Financial Information available on the Company’s website at www.hosthotels.com.

James F. Risoleo, President and Chief Executive Officer, said, “During the second quarter, we were extremely encouraged to see positive trends across the lodging industry and our portfolio, as our hotel operations continued to exceed our expectations. RevPAR reached nearly $100 for the quarter, which dramatically outperformed consensus RevPAR, with average room rates only 8.4% below our 2019 second quarter rates. These RevPAR gains have translated into significant

(1)

NAREIT Funds From Operations (“FFO”) per diluted share, Adjusted FFO per diluted share, EBITDAre, Adjusted EBITDAre and all owned hotel results (pro forma) are non-GAAP (U.S. generally accepted accounting principles) financial measures within the meaning of the rules of the Securities and Exchange Commission (“SEC”). See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures.

(2)	Presentation includes comparisons to 2019 operating results so investors can better understand the trajectory and timing of any recovery from the COVID-19 impacts on hotel operations.
N/M = Not Meaningful

HOST HOTELS & RESORTS, INC. NEWS RELEASE	AUGUST 3, 2021

sequential improvements in our bottom line as expense saving initiatives have been implemented by our managers, supplemented in part by the challenging labor environment.”

Risoleo continued, “Subsequent to quarter end, we completed two additional opportunistic acquisitions – Baker’s Cay Resort in Key Largo and a luxury hotel in downtown Houston. We believe these assets will provide meaningful opportunities for EBITDA growth and continue to improve the quality of our portfolio. Thus far in 2021, we have invested $1.1 billion in new assets. Additionally, we opportunistically issued 7.8 million shares of common stock through our “at-the-market” program at an average price of approximately $18 per share for total net proceeds of $138 million, which further strengthened our balance sheet. We remain encouraged by the continued improvement in lodging fundamentals and we believe our strong capital allocation decisions over the past few years will drive stockholder value through the upcoming lodging cycle.”

Highlights:

Results for Second Quarter 2021

•	Improved GAAP net loss by $92 million to $61 million in the second quarter compared to the first quarter of 2021, reflecting sequential improvement in operations.
•

Achieved positive cash provided by operating activities in the second quarter of 2021, fueled by All Owned Hotel Pro Forma EBITDA of $126 million, due to sequential improvement in RevPAR and operations. This included break-even or positive hotel-level operating profit at 52 of the Company’s hotels, representing 56% of rooms, an increase from 31 hotels, representing 31% of rooms, achieved in the first quarter of 2021.

•

Acquired the fee simple interest in the 444-room Four Seasons Resort Orlando at Walt Disney World® Resort for $610 million and acquired the Royal Ka’anapali and Ka’anapali Kai Golf Courses for $28 million.

•

Completed the development of a new waterpark at The Ritz-Carlton Golf Resort, Naples and additional villas at the Andaz Maui at Wailea Resort. The 19 two-bedroom luxury villas achieved occupancy of 73% in the first full month of operations at an average rate of $1,626.

•

Ended the quarter with total available liquidity of approximately $1.6 billion, including FF&E escrow reserves of $139 million. Following the property transactions completed subsequent to quarter end noted below, the Company’s total available liquidity was approximately $1.3 billion, including the FF&E escrow reserves.

Subsequent Events

•	Acquired the 200-room Baker’s Cay Resort Key Largo, Curio Collection by Hilton for $200 million.
•	Acquired a 223-room luxury downtown Houston hotel, formerly operated as the Hotel Alessandra, for $65 million.
•	Preliminary forecast July RevPAR is expected to be $134.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	AUGUST 3, 2021

Sources and Uses of Cash

Significant components of cash generated (burn) in the quarter included (in millions): 2

	Quarter ended June 30, 2021	Quarter ended March 31, 2021
Net loss	$(61)	$(153)
GAAP net cash provided by (used in) operating activities	9	(49)
Cash generated (burn) before capital expenditures	61	(45)
Cash burn (3)	(26)	(138)

Components of cash generated (burn):
All Owned Hotel Pro Forma EBITDA (3)	126	25
Benefits for furloughed employees adjustment	(1)	(12)
Interest payments	(48)	(35)
Cash corporate and other expenses	(20)	(19)
Net proceeds from (payments to) unconsolidated operations	4	(2)
Severance (expense) reversal at hotel properties	1	2
Pro forma adjustment	(1)	(4)
Cash generated (burn) before capital expenditures	61	(45)
Capital expenditures:
Renewals and replacements	(31)	(32)
ROI - Marriott transformational capital program	(22)	(28)
ROI - All other ROI projects	(34)	(33)

For the quarter, the Company had positive operating cash flow at both the hotel and corporate level. Sourav Ghosh, Executive Vice President, Chief Financial Officer, stated, “The second quarter represents a significant milestone in our recovery. After taking into consideration our corporate overhead and interest expense, our operations generated $61 million of cash in the quarter. If you take into account our robust capital expenditures program, including ROI projects, renewal and replacement expenditures, and the Marriott transformational capital program, our cash outflows were only $26 million. As a result, we maintained our strong liquidity position, even as we continued to invest in our portfolio through hotel acquisitions and other capital projects.”

Operating Results

As of August 3, 2021, all of the 35 hotels that had suspended operations during the pandemic have been re-opened. Operations remained suspended at the Sheraton Boston Hotel during the quarter and the hotel re-opened on August 1, 2021.

The following presents the monthly pro forma hotel operating results on a constant dollar basis for the full portfolio owned as of June 30, 2021 compared to 2020 and 2019 for the periods presented(4):

(3)

All Owned Hotel pro forma EBITDA and cash burn are non-GAAP financial measures within the meaning of the rules of the SEC. See the Notes to Financial Information on why the Company believes these supplemental measures are useful, reconciliations to the most directly comparable GAAP measure, and the limitations on the use of these supplemental measures. All Owned Hotel Pro Forma EBITDA includes an Employee Retention Credit in the second quarter and first quarter of 2021 of $3 million and $7 million, respectively.

(4)

The AC Hotel Scottsdale North is a new development hotel that opened in January 2021. Therefore, there were no operations for the hotel prior to January 2021 and no adjustments made for pro forma results of the hotel for periods prior to its opening. Operations remained suspended at the Sheraton Boston Hotel during the quarter and the hotel re-opened on August 1, 2021.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	AUGUST 3, 2021

	April 2021	April 2020	Change		May 2021	May 2020	Change		June 2021	June 2020	Change
Number of hotels	82	81			82	81			82	81
Number of rooms	47,199	47,034			47,219	47,054			47,222	47,057

Average Occupancy Percentage	38.6%	6.9%	31.7	pts	42.0%	8.8%	33.2	pts	48.5%	10.5%	38.0	pts
Average Room Rate	$242.01	$128.47	88.4%		$226.15	$150.31	50.5%		$229.54	$193.95	18.3%
RevPAR	$93.49	$8.84	957.8%		$94.99	$13.17	621.5%		$111.25	$20.40	445.4%

	April 2021	April 2019	Change		May 2021	May 2019	Change		June 2021	June 2019	Change
Number of hotels	82	81			82	81			82	81
Number of rooms	47,199	47,034			47,219	47,054			47,222	47,057

Average Occupancy Percentage	38.6%	82.7%	(44.1	pts)	42.0%	81.0%	(39.0	pts)	48.5%	82.4%	(33.9	pts)
Average Room Rate	$242.01	$262.18	(7.7)%		$226.15	$248.88	(9.1)%		$229.54	$249.30	(7.9)%
RevPAR	$93.49	$216.82	(56.9)%		$94.99	$201.70	(52.9)%		$111.25	$205.50	(45.9)%

Second Quarter 2021 Revenue Performance

•

All Owned Hotel Pro Forma RevPAR improved 55% compared to the first quarter of 2021, although still a decline of 52% compared to the second quarter of 2019. The sequential improvement was primarily due to strong leisure demand for resorts and hotels located in the Company’s Sunbelt markets and Hawaii.

o

Average room rates in the second quarter were 91.6% of second quarter 2019 rates. Rates declined by 3.9% compared to the first quarter of 2021, representing a mix shift as urban hotels begin to recover.

o	Average occupancy declined by 39.0 percentage points compared to the second quarter of 2019 and improved 16.3 percentage points compared to the first quarter of 2021.

Second Quarter 2021 Hotel Operating Expense Performance

•

Portfolio-wide pro forma hotel operating costs were approximately 46% lower compared to the second quarter of 2019, with a 54% decrease in total revenues compared to second quarter of 2019, and costs were only 32% higher compared to the first quarter of 2021, despite an approximately 54% increase in total revenues quarter over quarter.

o

Ramp up of staffing at several properties continues to lag the pace of demand due to the challenging labor environment across the industry. The Company expects hotel operating costs to increase more in line with total revenues over time as hotels continue to transition from their contingency level operational plans to increased staffing levels and controllable spending.

o	Benefit costs for furloughed employees had a minimal impact on results in the second quarter as they are eligible to be reimbursed through the American Rescue Plan Act.
o	Re-introduction of marketing, maintenance and other support costs is expected to increase other departmental and support expenses as the recovery continues to gain momentum.

Hotel Business Mix Update

The Company’s customers fall into three broad groups: transient, group and contract business, which accounted for approximately 61%, 35%, and 4%, respectively, of its 2019 room sales.

During the second quarter, demand continued to be primarily driven by leisure at drive-to and resort destinations. The following are the sequential results of the Company’s consolidated portfolio, including all owned hotels at June 30, 2021 on a pro forma basis, for transient, group and contract business in comparison to 2019 performance:

	Quarter ended June 30, 2021			Quarter ended March 31, 2021
	Transient	Group	Contract	Transient	Group	Contract
Room nights (in thousands)	1,397	344	109	779	267	89
Percentage change in room nights vs. same period in 2019	(30.0)%	(74.5)%	(34.3)%	(56.2)%	(79.2)%	(43.0)%
Room Revenues (in millions)	$357	$59	$14	$218	$42	$13
Percentage change in revenues vs. same period in 2019	(33.0)%	(81.9)%	(58.5)%	(54.2)%	(86.8)%	(62.4)%

Acquisitions

During the quarter, the Company acquired the 444-room Four Seasons Resort Orlando at Walt Disney World® Resort for $610 million and acquired the Royal Ka’anapali and Ka’anapali Kai Golf Courses for $28 million. Subsequent to quarter end, the Company acquired the 200-room Baker’s Cay Resort in Key Largo for $200 million and a 223-room luxury hotel in downtown Houston for $65 million. The hotel completed construction in 2017 at a cost of $90 million and is currently closed.

HOST HOTELS & RESORTS, INC. NEWS RELEASE	AUGUST 3, 2021

The Company has engaged HEI to manage the property as a luxury lifestyle hotel and the hotel is expected to reopen in 2021.

Year-to-date, the Company has acquired four hotels and land for a total purchase price of $1.1 billion. The Company considers these properties to be opportunistic acquisitions that are expected to improve the quality and EBITDA growth profile of its portfolio.

Capital Expenditures

The following presents the Company’s 2021 capital expenditures spend and forecast for full year 2021 (in millions):

	Year-to-date ended June 30, 2021	2021 Full Year Forecast
	Actuals	Low-end of range	High-end of range
ROI - Marriott transformational capital program	$50	$110	$140
ROI - All other ROI projects	67	165	185
Total ROI project spend	117	275	325
Renewals and Replacements	63	125	150
Total Capital Expenditures	$180	$400	$475

The Company is utilizing the lower occupancy environment to accelerate certain projects and minimize future disruption and believes the renovations will position these hotels to capture additional revenue during the economic recovery. The Company is on track to complete 85% of the Marriott transformational capital program by the end of 2021. The Company expects to receive approximately $15 million in operating profit guarantees in 2021 under the Marriott transformational capital program. As of June 30, 2021 the Company has received $10 million in operating profit guarantees, with $5 million received in each of the second and first quarters.

Balance Sheet

The Company maintains a robust balance sheet with the following balances at June 30, 2021:

•	Total assets of $12.8 billion.
•	Debt balance of $5.5 billion, with an average maturity of 4.5 years, an average interest rate of 3.0%, and no maturities until 2023.

The Company entered into a distribution agreement with J. P. Morgan Securities LLC, BofA Securities, Inc., BTIG, LLC, Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, Scotia Capital (USA) Inc., Truist Securities, Inc. and Wells Fargo Securities, LLC on May 6, 2021 by which the Company may issue and sell, from time to time, shares of common stock having an aggregate offering price of up to $600 million. The shares can be offered and sold through sales agents in transactions that are deemed to be “at-the-market” offerings at then-current market prices. The Company is not obligated to sell any shares. During the second quarter, the Company issued 7.8 million shares at an average price of approximately $18 per share for net proceeds of $138 million. There is $460 million of remaining issuance capacity available under the program.

2021 Outlook

Given the global economic uncertainty COVID-19 has created for the travel, airline, lodging and tourism and event industries, among others, the Company cannot provide guidance for its operations or fully estimate the effect of COVID-19 or its variants and the current U.S. vaccination deployment on its operations.

The Company believes that recovery within the lodging industry will be driven by the strength of the economy, increased consumer confidence that the risks associated with travelling and contracting COVID-19 have been significantly reduced through vaccine deployment and the return of business and group customers.

While the Company is not providing guidance on operations at this time, it estimates that for full year 2021, interest expense and corporate and other expenses will be in the following ranges (in millions):

	Full Year 2021
	Low-end of range	High-end of range
Interest expense	$171	$177
Corporate and other expenses	98	100

HOST HOTELS & RESORTS, INC. NEWS RELEASE	AUGUST 3, 2021

The Company does not intend to provide further guidance updates unless deemed appropriate.

About Host Hotels & Resorts

Host Hotels & Resorts, Inc. is an S&P 500 company and is the largest lodging real estate investment trust and one of the largest owners of luxury and upper-upscale hotels. The Company currently owns 79 properties in the United States and five properties internationally totaling approximately 47,600 rooms. The Company also holds non-controlling interests in six domestic and one international joint ventures. Guided by a disciplined approach to capital allocation and aggressive asset management, the Company partners with premium brands such as Marriott®, Ritz-Carlton®, Westin®, Sheraton®, W®, St. Regis®, The Luxury Collection®, Hyatt®, Fairmont®, Hilton®, Four Seasons®, Swissôtel®, ibis® and Novotel®, as well as independent brands. For additional information, please visit the Company’s website at www.hosthotels.com.

Note: This press release contains forward-looking statements within the meaning of federal securities regulations. These forward-looking statements include forecast results and are identified by their use of terms and phrases such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “plan,” “predict,” “project,” “will,” “continue” and other similar terms and phrases, including references to assumptions and forecasts of future results. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. These risks include, but are not limited to: the duration and scope of the COVID-19 pandemic and its short and longer-term impact on the demand for travel, transient and group business, and levels of consumer confidence; actions governments, businesses and individuals take in response to the pandemic, including limiting or banning travel or the size of gatherings; the impact of the pandemic and actions taken in response to the pandemic on global and regional economies, travel, and economic activity, including the duration and magnitude of its impact on unemployment rates, business investment and consumer discretionary spending; the pace of recovery when the COVID-19 pandemic subsides; general economic uncertainty in U.S. markets where we own hotels and a worsening of economic conditions or low levels of economic growth in these markets; the effects of steps we and our hotel managers take to reduce operating costs in response to the COVID-19 pandemic; other changes (apart from the COVID-19 pandemic) in national and local economic and business conditions and other factors such as natural disasters and weather that will affect occupancy rates at our hotels and the demand for hotel products and services; the impact of geopolitical developments outside the U.S. on lodging demand; volatility in global financial and credit markets; operating risks associated with the hotel business; risks and limitations in our operating flexibility associated with the level of our indebtedness and our ability to meet covenants in our debt agreements; risks associated with our relationships with property managers and joint venture partners; our ability to maintain our properties in a first-class manner, including meeting capital expenditure requirements; the effects of hotel renovations on our hotel occupancy and financial results; our ability to compete effectively in areas such as access, location, quality of accommodations and room rate structures; risks associated with our ability to complete acquisitions and develop new properties and the risks that acquisitions and new developments may not perform in accordance with our expectations; our ability to continue to satisfy complex rules in order for us to remain a REIT for federal income tax purposes; risks associated with our ability to effectuate our dividend policy, including factors such as operating results and the economic outlook influencing our board’s decision whether to pay further dividends at levels previously disclosed or to use available cash to make special dividends; and other risks and uncertainties associated with our business described in the Company’s annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K filed with the SEC. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. All information in this release is as of August 3, 2021 and the Company undertakes no obligation to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.

*

This press release contains registered trademarks that are the exclusive property of their respective owners. None of the owners of these trademarks has any responsibility or liability for any information contained in this press release.

*** Tables to Follow ***

HOST HOTELS & RESORTS, INC. NEWS RELEASE	AUGUST 3, 2021

Host Hotels & Resorts, Inc., herein referred to as “we,” “Host Inc.,” or the “Company,” is a self-managed and self-administered real estate investment trust that owns hotel properties. We conduct our operations as an umbrella partnership REIT through an operating partnership, Host Hotels & Resorts, L.P. (“Host LP”), of which we are the sole general partner. When distinguishing between Host Inc. and Host LP, the primary difference is approximately 1% of the partnership interests in Host LP held by outside partners as of June 30, 2021, which is non-controlling interests in Host LP in our consolidated balance sheets and is included in net (income) loss attributable to non-controlling interests in our consolidated statements of operations. Readers are encouraged to find further detail regarding our organizational structure in our annual report on Form 10-K.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Balance Sheets

(unaudited, in millions, except shares and per share amounts)

	June 30, 2021	December 31, 2020

ASSETS
Property and equipment, net	$10,071	$9,416
Right-of-use assets	594	597
Due from managers	55	22
Advances to and investments in affiliates	58	21
Furniture, fixtures and equipment replacement fund	139	139
Other	442	360
Cash and cash equivalents	1,450	2,335
Total assets	$12,809	$12,890

LIABILITIES, NON-CONTROLLING INTERESTS AND EQUITY
Debt (1)
Senior notes	$3,067	$3,065
Credit facility, including the term loans of $996 and $997, respectively	2,470	2,471
Other debt	5	5
Total debt	5,542	5,541
Lease liabilities	607	610
Accounts payable and accrued expenses	80	71
Due to managers	50	64
Other	168	170
Total liabilities	6,447	6,456

Redeemable non-controlling interests - Host Hotels & Resorts, L.P	125	108

Host Hotels & Resorts, Inc. stockholders’ equity:
Common stock, par value $.01, 1,050 million shares authorized, 713.9 million shares and 705.4 million shares issued and outstanding, respectively	7	7
Additional paid-in capital	7,688	7,568
Accumulated other comprehensive loss	(71)	(74)
Deficit	(1,392)	(1,180)
Total equity of Host Hotels & Resorts, Inc. stockholders	6,232	6,321
Non-redeemable non-controlling interests—other consolidated partnerships	5	5
Total equity	6,237	6,326
Total liabilities, non-controlling interests and equity	$12,809	$12,890
___________
(1)	Please see our Second Quarter 2021 Supplemental Financial Information for more detail on our debt balances and financial covenant ratios under our credit facility and senior notes indentures.

HOST HOTELS & RESORTS, INC.

Condensed Consolidated Statements of Operations

(unaudited, in millions, except per share amounts)

		Quarter ended June 30,		Year-to-date ended June 30,
		2021	2020	2021	2020
Revenues
Rooms		$423	$61	$680	$687
Food and beverage		137	11	214	341
Other		89	31	154	127
Total revenues		649	103	1,048	1,155
Expenses
Rooms	.	109	43	174	230
Food and beverage		105	39	167	284
Other departmental and support expenses		209	113	369	432
Management fees		21	(2)	32	28
Other property-level expenses		79	70	157	163
Depreciation and amortization		169	168	334	332
Corporate and other expenses(1)		25	25	49	50
Total operating costs and expenses		717	456	1,282	1,519
Operating loss		(68)	(353)	(234)	(364)
Interest income		—	1	1	7
Interest expense		(43)	(40)	(85)	(77)
Other gains		3	15	2	13
Equity in earnings (losses) of affiliates(2)		25	(25)	34	(21)
Loss before income taxes		(83)	(402)	(282)	(442)
Benefit for income taxes(3)		22	46	68	83
Net loss		(61)	(356)	(214)	(359)
Less: Net loss attributable to non-controlling interests		1	4	2	4
Net loss attributable to Host Inc.		$(60)	$(352)	$(212)	$(355)
Basic and diluted loss per common share		$(.09)	$(.50)	$(.30)	$(.50)
___________
(1)	Corporate and other expenses include the following items:
	Quarter ended June 30,		Year-to-date ended June 30,
	2021	2020	2021	2020
General and administrative costs	$20	$21	$40	$43
Non-cash stock-based compensation expense	5	4	9	7
Total	$25	$25	$49	$50

(2)	Equity in earnings of affiliates for the second quarter and year-to-date 2021 primarily represents unrealized gains in our investment in Fifth Wall Ventures, L.P.
(3)

We recorded an income tax benefit in first and second quarter of 2021 and each quarter in 2020 to reflect net operating losses incurred that, as a result of legislation enacted by the CARES Act, may be carried back up to five years in order to procure a refund of U.S. federal corporate income taxes previously paid. Any net operating loss not carried back pursuant to these rules may be carried forward indefinitely, subject to an annual limit on the use thereof of 80% of annual taxable income. We expect to generate additional net operating losses in 2021 and will evaluate whether to record an income tax benefit for all or a portion of such net operating loss during and throughout 2021.

HOST HOTELS & RESORTS, INC.

Earnings (Loss) per Common Share

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2021	2020	2021	2020
Net loss	$(61)	$(356)	$(214)	$(359)
Less: Net loss attributable to non-controlling interests	1	4	2	4
Net loss attributable to Host Inc	$(60)	$(352)	$(212)	$(355)

Basic weighted average shares outstanding	707.6	705.1	706.6	706.7
Diluted weighted average shares outstanding (1)	707.6	705.1	706.6	706.7
Basic and diluted loss per common share	$(.09)	$(.50)	$(.30)	$(.50)
___________
(1)

Dilutive securities may include shares granted under comprehensive stock plans, preferred operating partnership units (“OP Units”) held by minority partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP Units. No effect is shown for any securities that were anti-dilutive for the period.

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2)

All Owned Hotels (pro forma) by Location in Constant US$ Compared to 2020

	As of June 30, 2021		Quarter ended June 30, 2021				Quarter ended June 30, 2020
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	3	1,276	$496.88	61.3%	$304.64	$469.79	$276.13	8.3%	$22.86	$39.35	1,232.6%	1,093.9%
Jacksonville	1	446	559.42	68.9	385.55	730.42	469.00	28.1	131.95	219.50	192.2	232.8
Florida Gulf Coast	5	1,842	404.15	66.5	268.58	506.14	278.24	17.7	49.11	102.21	446.9	395.2
Maui/Oahu	4	2,006	457.70	78.5	359.35	543.98	75.47	3.7	2.77	8.23	12,890.4	6,510.8
Phoenix	4	1,822	311.33	61.6	191.85	382.50	185.02	6.8	12.58	53.48	1,425.5	615.2
Orlando	2	2,448	427.88	27.0	115.67	204.69	N/M	0.0	N/M	19.13	N/M	970.1
Houston	4	1,716	141.99	61.3	87.08	117.76	112.05	13.9	15.63	20.43	457.1	476.3
Los Angeles/ Orange County	5	2,119	171.25	63.5	108.66	147.12	206.66	8.1	16.84	23.12	545.4	536.3
Philadelphia	2	810	160.86	59.6	95.82	147.30	120.32	10.6	12.75	15.74	651.3	835.7
Atlanta	4	1,682	172.58	49.5	85.50	115.83	138.09	9.6	13.23	18.55	546.4	524.5
Washington, D.C. (CBD)	5	3,238	152.55	40.4	61.69	68.15	221.94	4.6	10.14	10.76	508.2	533.1
San Diego	3	3,288	194.88	46.0	89.63	134.93	181.47	2.5	4.57	17.07	1,859.2	690.6
Northern Virginia	3	1,252	157.97	42.4	67.01	101.80	129.21	7.9	10.20	15.45	557.1	558.8
San Antonio/Austin	3	1,960	162.93	43.6	70.96	101.33	135.64	6.3	8.49	12.80	736.1	691.9
New York	3	4,261	172.42	32.6	56.16	63.98	134.19	30.2	40.47	43.18	38.8	48.2
Denver	3	1,340	133.42	43.3	57.76	74.07	112.47	7.9	8.87	10.96	551.3	575.6
New Orleans	1	1,333	125.59	44.8	56.27	77.37	N/M	0.0	0.29	1.94	19,219.2	3,881.3
Chicago	4	1,816	149.79	33.2	49.78	59.22	110.04	9.8	10.82	13.03	360.1	354.4
San Francisco/San Jose	7	4,529	145.03	30.8	44.69	59.49	175.74	4.2	7.43	14.51	501.2	309.9
Seattle	2	1,315	166.90	22.2	37.13	45.54	196.68	1.1	2.26	5.68	1,545.2	702.3
Boston	3	2,715	145.54	20.4	29.70	38.73	N/M	0.2	0.28	2.05	10,627.5	1,791.4
Other	6	2,509	145.72	40.7	59.29	78.10	109.28	13.5	14.77	18.40	301.3	324.5
Domestic	77	45,723	234.48	43.8	102.71	157.19	165.12	8.7	14.41	24.20	612.6	549.6

International	5	1,499	66.34	19.2	12.75	19.99	62.96	8.4	5.29	13.43	141.2	48.9
All Locations -Constant US$	82	47,222	232.10	43.0	99.86	152.84	161.98	8.7	14.12	23.86	607.0	540.7

All Owned Hotels (pro forma) in Nominal US$ Compared to 2020

	As of June 30, 2021		Quarter ended June 30, 2021				Quarter ended June 30, 2020
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$66.34	19.2%	$12.75	$19.99	$59.79	8.4%	$5.02	$12.44	154.0%	60.7%
Domestic	77	45,723	234.48	43.8	102.71	157.19	165.12	8.7	14.41	24.20	612.6	549.6
All Locations	82	47,222	232.10	43.0	99.86	152.84	161.89	8.7	14.11	23.83	607.5	541.5

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2) (cont.)

All Owned Hotels (pro forma) by Location in Constant US$ Compared to 2019

	As of June 30, 2021		Quarter ended June 30, 2021				Quarter ended June 30, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	3	1,276	$496.88	61.3%	$304.64	$469.79	$299.54	80.6%	$241.56	$390.25	26.1%	20.4%
Jacksonville	1	446	559.42	68.9	385.55	730.42	414.11	84.1	348.40	753.61	10.7	(3.1)
Florida Gulf Coast	5	1,842	404.15	66.5	268.58	506.14	313.53	73.9	231.56	496.76	16.0	1.9
Maui/Oahu	4	2,006	457.70	78.5	359.35	543.98	384.31	92.3	354.62	577.55	1.3	(5.8)
Phoenix	4	1,822	311.33	61.6	191.85	382.50	277.88	74.6	207.40	488.38	(7.5)	(21.7)
Orlando	2	2,448	427.88	27.0	115.67	204.69	280.14	72.2	202.14	411.47	(42.8)	(50.3)
Houston	4	1,716	141.99	61.3	87.08	117.76	181.69	74.6	135.49	193.31	(35.7)	(39.1)
Los Angeles/ Orange County	5	2,119	171.25	63.5	108.66	147.12	220.32	87.0	191.79	286.02	(43.3)	(48.6)
Philadelphia	2	810	160.86	59.6	95.82	147.30	247.35	89.7	221.94	366.74	(56.8)	(59.8)
Atlanta	4	1,682	172.58	49.5	85.50	115.83	188.81	76.7	144.87	232.21	(41.0)	(50.1)
Washington, D.C. (CBD)	5	3,238	152.55	40.4	61.69	68.15	278.76	91.5	255.04	367.23	(75.8)	(81.4)
San Diego	3	3,288	194.88	46.0	89.63	134.93	257.34	83.0	213.66	394.65	(58.1)	(65.8)
Northern Virginia	3	1,252	157.97	42.4	67.01	101.80	214.09	77.9	166.82	280.83	(59.8)	(63.8)
San Antonio/Austin	3	1,960	162.93	43.6	70.96	101.33	196.21	78.9	154.89	235.22	(54.2)	(56.9)
New York	3	4,261	172.42	32.6	56.16	63.98	292.59	84.9	248.42	378.93	(77.4)	(83.1)
Denver	3	1,340	133.42	43.3	57.76	74.07	176.07	79.4	139.88	210.69	(58.7)	(64.8)
New Orleans	1	1,333	125.59	44.8	56.27	77.37	196.98	81.0	159.65	233.90	(64.8)	(66.9)
Chicago	4	1,816	149.79	33.2	49.78	59.22	237.05	82.5	195.46	278.10	(74.5)	(78.7)
San Francisco/San Jose	7	4,529	145.03	30.8	44.69	59.49	267.87	82.7	221.55	313.95	(79.8)	(81.1)
Seattle	2	1,315	166.90	22.2	37.13	45.54	234.35	85.1	199.47	271.52	(81.4)	(83.2)
Boston	3	2,715	145.54	20.4	29.70	38.73	272.01	87.8	238.87	324.76	(87.6)	(88.1)
Other	6	2,509	145.72	40.7	59.29	78.10	175.50	83.0	145.69	207.76	(59.3)	(62.4)
Domestic	77	45,723	234.48	43.8	102.71	157.19	256.49	82.5	211.49	341.16	(51.4)	(53.9)

International	5	1,499	66.34	19.2	12.75	19.99	143.72	69.7	100.16	154.14	(87.3)	(87.0)
All Locations - Constant US$	82	47,222	232.10	43.0	99.86	152.84	253.44	82.0	207.94	335.20	(52.0)	(54.4)

All Owned Hotels (pro forma) in Nominal US$ Compared to 2019

	As of June 30, 2021		Quarter ended June 30, 2021				Quarter ended June 30, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$66.34	19.2%	$12.75	$19.99	$158.97	69.7%	$110.79	$169.04	(88.5)%	(88.2)%
Domestic	77	45,723	234.48	43.8	102.71	157.19	256.49	82.5	211.49	341.16	(51.4)	(53.9)
All Locations	82	47,222	232.10	43.0	99.86	152.84	253.85	82.0	208.28	335.67	(52.1)	(54.5)

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2) (cont.)

All Owned Hotels (pro forma) by Location in Constant US$ Compared to 2020

	As of June 30, 2021		Year-to-date ended June 30, 2021				Year-to-date ended June 30, 2020
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	3	1,276	$525.00	58.5%	$306.95	$470.12	$425.83	39.6%	$168.56	$268.97	82.1%	74.8%
Jacksonville	1	446	534.27	52.3	279.35	539.18	398.29	42.6	169.62	342.83	64.7	57.3
Florida Gulf Coast	5	1,842	455.98	59.7	272.11	497.88	400.35	44.2	177.03	375.72	53.7	32.5
Maui/Oahu	4	2,006	440.07	59.4	261.61	401.86	451.32	39.1	176.41	268.10	48.3	49.9
Phoenix	4	1,822	330.65	55.8	184.62	359.23	352.56	37.0	130.34	303.21	41.6	18.5
Orlando	2	2,448	454.91	22.2	101.17	180.02	337.30	28.8	97.01	208.69	4.3	(13.7)
Houston	4	1,716	134.73	56.1	75.63	102.44	163.52	37.6	61.51	91.53	23.0	11.9
Los Angeles/ Orange County	5	2,119	167.63	44.0	73.73	98.96	212.33	37.8	80.18	119.42	(8.0)	(17.1)
Philadelphia	2	810	151.04	48.3	72.98	108.91	165.99	36.7	60.90	98.18	19.8	10.9
Atlanta	4	1,682	165.27	43.6	72.11	95.56	185.37	36.3	67.36	107.33	7.1	(11.0)
Washington, D.C. (CBD)	5	3,238	152.25	44.9	68.30	73.29	229.66	29.3	67.21	97.24	1.6	(24.6)
San Diego	3	3,288	184.52	31.6	58.33	91.91	241.83	31.8	77.01	154.12	(24.3)	(40.4)
Northern Virginia	3	1,252	154.95	36.0	55.79	82.65	196.57	30.3	59.55	98.07	(6.3)	(15.7)
San Antonio/Austin	3	1,960	148.39	37.6	55.74	79.40	189.54	27.0	51.17	84.93	8.9	(6.5)
New York	3	4,261	162.82	24.3	39.56	46.67	190.39	43.1	82.11	120.16	(51.8)	(61.2)
Denver	3	1,340	127.52	30.3	38.66	49.03	154.85	29.0	44.89	68.03	(13.9)	(27.9)
New Orleans	1	1,333	121.54	29.1	35.40	52.52	202.76	32.6	66.19	99.87	(46.5)	(47.4)
Chicago	4	1,816	138.56	24.7	34.28	41.10	136.92	28.7	39.26	54.32	(12.7)	(24.3)
San Francisco/San Jose	7	4,529	142.47	22.1	31.47	41.73	287.40	31.8	91.26	134.44	(65.5)	(69.0)
Seattle	2	1,315	162.69	14.8	24.06	30.12	193.49	27.6	53.38	77.51	(54.9)	(61.1)
Boston	3	2,715	137.77	14.2	19.61	25.51	176.94	26.6	47.06	71.97	(58.3)	(64.6)
Other	6	2,509	141.77	34.0	48.19	63.11	155.53	35.4	55.07	76.39	(12.5)	(17.4)
Domestic	77	45,723	238.03	35.5	84.58	130.40	247.59	33.9	84.03	141.69	0.7	(8.0)

International	5	1,499	75.57	16.1	12.19	17.74	123.88	30.9	38.23	58.74	(68.1)	(69.8)
All Locations - Constant US$	82	47,222	235.65	34.9	82.28	126.83	244.00	33.8	82.57	139.05	(0.3)	(8.8)

All Owned Hotels (pro forma) in Nominal US$ Compared to 2020

	As of June 30, 2021		Year-to-date ended June 30, 2021				Year-to-date ended June 30, 2020
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$75.57	16.1%	$12.19	$17.74	$127.54	30.9%	$39.36	$59.43	(69.0)%	(70.2)%
Domestic	77	45,723	238.03	35.5	84.58	130.40	247.59	33.9	84.03	141.69	0.7	(8.0)
All Locations	82	47,222	235.65	34.9	82.28	126.83	244.10	33.8	82.61	139.07	(0.4)	(8.8)

HOST HOTELS & RESORTS, INC.

Hotel Operating Data for Consolidated Hotels (1)(2) (cont.)

All Owned Hotels (pro forma) by Location in Constant US$ Compared to 2019

	As of June 30, 2021		Year-to-date ended June 30, 2021				Year-to-date ended June 30, 2019
Location	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
Miami	3	1,276	$525.00	58.5%	$306.95	$470.12	$355.53	83.2%	$295.96	$455.82	3.7%	3.1%
Jacksonville	1	446	534.27	52.3	279.35	539.18	391.86	81.4	318.88	722.04	(12.4)	(25.3)
Florida Gulf Coast	5	1,842	455.98	59.7	272.11	497.88	379.76	78.4	297.90	612.66	(8.7)	(18.7)
Maui/Oahu	4	2,006	440.07	59.4	261.61	401.86	410.35	90.6	371.89	589.24	(29.7)	(31.8)
Phoenix	4	1,822	330.65	55.8	184.62	359.23	327.86	78.6	257.82	566.03	(28.4)	(36.5)
Orlando	2	2,448	454.91	22.2	101.17	180.02	299.99	75.6	226.78	461.20	(55.4)	(61.0)
Houston	4	1,716	134.73	56.1	75.63	102.44	182.15	75.2	136.92	197.16	(44.8)	(48.0)
Los Angeles/ Orange County	5	2,119	167.63	44.0	73.73	98.96	220.13	85.8	188.88	282.74	(61.0)	(65.0)
Philadelphia	2	810	151.04	48.3	72.98	108.91	220.90	83.9	185.41	304.83	(60.6)	(64.3)
Atlanta	4	1,682	165.27	43.6	72.11	95.56	208.09	76.7	159.65	252.43	(54.8)	(62.1)
Washington, D.C. (CBD)	5	3,238	152.25	44.9	68.30	73.29	265.11	82.5	218.62	312.73	(68.8)	(76.6)
San Diego	3	3,288	184.52	31.6	58.33	91.91	255.23	80.0	204.18	372.23	(71.4)	(75.3)
Northern Virginia	3	1,252	154.95	36.0	55.79	82.65	212.31	71.8	152.53	260.36	(63.4)	(68.3)
San Antonio/Austin	3	1,960	148.39	37.6	55.74	79.40	202.10	79.1	159.76	247.59	(65.1)	(67.9)
New York	3	4,261	162.82	24.3	39.56	46.67	266.94	78.5	209.56	323.62	(81.1)	(85.6)
Denver	3	1,340	127.52	30.3	38.66	49.03	169.71	72.1	122.41	184.62	(68.4)	(73.4)
New Orleans	1	1,333	121.54	29.1	35.40	52.52	203.37	81.3	165.38	241.84	(78.6)	(78.3)
Chicago	4	1,816	138.56	24.7	34.28	41.10	199.76	71.5	142.77	203.93	(76.0)	(79.8)
San Francisco/San Jose	7	4,529	142.47	22.1	31.47	41.73	286.10	80.0	228.99	322.35	(86.3)	(87.1)
Seattle	2	1,315	162.69	14.8	24.06	30.12	215.31	81.3	174.95	237.90	(86.2)	(87.3)
Boston	3	2,715	137.77	14.2	19.61	25.51	236.19	78.6	185.74	260.95	(89.4)	(90.2)
Other	6	2,509	141.77	34.0	48.19	63.11	172.13	78.1	134.38	191.51	(64.1)	(67.0)
Domestic	77	45,723	238.03	35.5	84.58	130.40	259.49	79.4	205.91	334.09	(58.9)	(61.0)

International	5	1,499	75.57	16.1	12.19	17.74	139.27	68.7	95.64	143.57	(87.3)	(87.6)
All Locations - Constant US$	82	47,222	235.65	34.9	82.28	126.83	256.16	79.0	202.39	328.02	(59.3)	(61.3)

All Owned Hotels (pro forma) in Nominal US$ Compared to 2019

	As of June 30, 2021		Year-to-date ended June 30, 2021				Year-to-date ended June 30, 2019
	No. of Properties	No. of Rooms	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Average Room Rate	Average Occupancy Percentage	RevPAR	Total RevPAR	Percent Change in RevPAR	Percent Change in Total RevPAR
International	5	1,499	$75.57	16.1%	$12.19	$17.74	$151.58	68.7%	$104.09	$155.00	(88.3)%	(88.6)%
Domestic	77	45,723	238.03	35.5	84.58	130.40	259.49	79.4	205.91	334.09	(58.9)	(61.0)
All Locations	82	47,222	235.65	34.9	82.28	126.83	256.50	79.0	202.66	328.38	(59.4)	(61.4)

___________

(1)

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics and operating results for the periods included in this presentation on a comparable hotel basis. However, due to the COVID-19 pandemic and its effects on operations there is little comparability between periods. For this reason, we temporarily are suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis including the following adjustments: (1) operating results are presented for all consolidated properties owned as of June 30, 2021 but do not include the results of operations for properties sold through the reporting date; and (2) operating results for acquisitions as of June 30, 2021 are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results. See the Notes to Financial Information – All Owned Hotel Pro Forma Operating Statistics and Results for further information on these pro forma statistics and – Constant US$ and Nominal US$ for a discussion on constant US$ presentation. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation. The AC Hotel Scottsdale North is a new development hotel that opened in January 2021. Therefore, there were no operations for the hotel prior to January 2021 and no adjustments were made for pro forma results of the hotel for periods prior to its opening. CBD of a location refers to the central business district.

(2)

Hotel RevPAR is calculated as room revenues divided by the available room nights. Hotel Total RevPAR is calculated by dividing the sum of rooms, food and beverage and other revenues by the available room nights.

N/M = Not meaningful

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1)

(unaudited, in millions, except hotel statistics)

	Quarter ended June 30,			Year-to-date ended June 30,
	2021	2020	2019	2021	2020	2019
Number of hotels	82	81	81	82	81	81
Number of rooms	47,222	47,057	47,057	47,222	47,057	47,057
Change in hotel Total RevPAR -
Constant US$	540.7%	—	—	(8.8)%	—	—
Nominal US$	541.5%	—	—	(8.8)%	—	—
Change in hotel RevPAR -
Constant US$	607.0%	—	—	(0.3)%	—	—
Nominal US$	607.5%	—	—	(0.4)%	—	—
Operating profit (loss) margin (2)	(10.5)%	(342.7)%	18.9%	(22.3)%	(31.5)%	17.3%
All Owned Hotel Pro Forma EBITDA margin (2)	19.1%	(165.4)%	31.5%	13.9%	1.5%	30.8%
Food and beverage profit margin (2)	23.4%	(254.5)%	35.4%	22.0%	16.7%	34.8%
All Owned Hotel Pro Forma food and beverage profit margin (2)	23.0%	(263.6)%	35.4%	21.5%	17.2%	35.1%

Net income (loss)	$(61)	$(356)	$290	$(214)	$(359)	$479
Depreciation and amortization	169	168	166	334	332	336
Interest expense	43	40	43	85	77	86
Provision (benefit) for income taxes	(22)	(46)	16	(68)	(83)	18
Gain on sale of property and corporate level income/expense	(3)	34	(44)	12	51	(33)
Severance expense (reversal) at hotel properties	(1)	1	—	(3)	1	—
Pro forma adjustments (3)	1	(13)	(17)	5	(1)	(25)
All Owned Hotel Pro Forma EBITDA	$126	$(172)	$454	$151	$18	$861

	Quarter ended June 30, 2021					Quarter ended June 30, 2020
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)	GAAP Results	Severance at hotel properties	Pro forma adjustments (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)
Revenues
Room	$423	$—	$7	$—	$430	$61	$—	$(1)	$—	$60
Food and beverage	137	—	2	—	139	11	—	—	—	11
Other	89	—	1	—	90	31	—	2	—	33
Total revenues	649	—	10	—	659	103	—	1	—	104
Expenses
Room	109	—	2	—	111	43	—	1	—	44
Food and beverage	105	—	2	—	107	39	—	1	—	40
Other	309	1	5	—	315	181	(1)	12	—	192
Depreciation and amortization	169	—	—	(169)	—	168	—	—	(168)	—
Corporate and other expenses	25	—	—	(25)	—	25	—	—	(25)	—
Total expenses	717	1	9	(194)	533	456	(1)	14	(193)	276
Operating Profit - All Owned Hotel Pro Forma EBITDA	$(68)	$(1)	$1	$194	$126	$(353)	$1	$(13)	$193	$(172)

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Quarter ended June 30, 2021					Quarter ended June 30, 2019
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)	GAAP Results	Pro forma adjustments (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)
Revenues
Room	$423	$—	$7	$—	$430	$931	$(39)	$—	$892
Food and beverage	137	—	2	—	139	449	(6)	—	443
Other	89	—	1	—	90	103	1	—	104
Total revenues	649	—	10	—	659	1,483	(44)	—	1,439
Expenses
Room	109	—	2	—	111	226	(9)	—	217
Food and beverage	105	—	2	—	107	290	(4)	—	286
Other	309	1	5	—	315	496	(14)	—	482
Depreciation and amortization	169	—	—	(169)	—	166	—	(166)	—
Corporate and other expenses	25	—	—	(25)	—	25	—	(25)	—
Total expenses	717	1	9	(194)	533	1,203	(27)	(191)	985
Operating Profit - All Owned Hotel Pro Forma EBITDA(4)	$(68)	$(1)	$1	$194	$126	$280	$(17)	$191	$454

	Year-to-date ended June 30, 2021					Year-to-date ended June 30, 2020
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)	GAAP Results	Severance at hotel properties	Pro forma adjustments (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)
Revenues
Room	$680	$—	$23	$—	$703	$687	$—	$21	$—	$708
Food and beverage	214	—	9	—	223	341	—	13	—	354
Other	154	—	8	—	162	127	—	7	—	134
Total revenues	1,048	—	40	—	1,088	1,155	—	41	—	1,196
Expenses
Room	174	—	5	—	179	230	—	5	—	235
Food and beverage	167	—	8	—	175	284	—	9	—	293
Other …………………………….	558	3	22	—	583	623	(1)	28	—	650
Depreciation and amortization	334	—	—	(334)	—	332	—	—	(332)	—
Corporate and other expenses	49	—	—	(49)	—	50	—	—	(50)	—
Total expenses	1,282	3	35	(383)	937	1,519	(1)	42	(382)	1,178
Operating Profit - All Owned Hotel Pro Forma EBITDA(4)	$(234)	$(3)	$5	$383	$151	$(364)	$1	$(1)	$382	$18

HOST HOTELS & RESORTS, INC.

Schedule of All Owned Hotel Pro Forma Results (1) (cont.)

(unaudited, in millions, except hotel statistics)

	Year-to-date ended June 30, 2021					Year-to-date ended June 30, 2019
		Adjustments					Adjustments
	GAAP Results	Severance at hotel properties	Pro forma adjustments (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)	GAAP Results	Pro forma adjustments (3)	Depreciation and corporate level items	All Owned Hotel Pro Forma Results (4)
Revenues
Room	$680	$—	$23	$—	$703	$1,788	$(62)	$—	$1,726
Food and beverage	214	—	9	—	223	882	(11)	—	871
Other	154	—	8	—	162	203	—	—	203
Total revenues	1,048	—	40	—	1,088	2,873	(73)	—	2,800
Expenses
Room	174	—	5	—	179	443	(17)	—	426
Food and beverage	167	—	8	—	175	575	(10)	—	565
Other	558	3	22	—	583	969	(21)	—	948
Depreciation and amortization	334	—	—	(334)	—	336	—	(336)	—
Corporate and other expenses	49	—	—	(49)	—	54	—	(54)	—
Total expenses	1,282	3	35	(383)	937	2,377	(48)	(390)	1,939
Operating Profit - All Owned Hotel Pro Forma EBITDA(4)	$(234)	$(3)	$5	$383	$151	$496	$(25)	$390	$861
___________
(1)	See the Notes to Financial Information for a discussion of non-GAAP measures and the calculation of all owned hotel pro forma results, including the limitations on their use.
(2)

Profit margins are calculated by dividing the applicable operating profit by the related revenue amount. GAAP profit margins are calculated using amounts presented in the unaudited condensed consolidated statements of operations. Hotel margins are calculated using amounts presented in the above tables.

(3)

Pro forma adjustments represent the following items: (i) the elimination of results of operations of our sold hotels, which operations are included in our unaudited condensed consolidated statements of operations as continuing operations and (ii) the addition of results for periods prior to our ownership for hotels acquired as of June 30, 2021. All Owned Hotel Pro Forma results also includes the results of our leased office buildings and other non-hotel revenue and expense items.

(4)

All Owned Hotel Pro Forma EBITDA excludes the Baker’s Cay Resort Key Largo Curio Collection and the luxury downtown Houston hotel, as they were acquired subsequent to quarter end. Additionally, the AC Hotel Scottsdale North is a new development hotel that opened in January 2021. Therefore, there were no operations for the hotel prior to January 2021 and no adjustments made for pro forma results of the hotel for periods prior to its opening.

HOST HOTELS & RESORTS, INC.

Reconciliation of Net Income (Loss) to

EBITDA, EBITDAre and Adjusted EBITDAre (1)

(unaudited, in millions)

	Quarter ended June 30,		Year-to-date ended June 30,
	2021	2020	2021	2020
Net loss	$(61)	$(356)	$(214)	$(359)
Interest expense	43	40	85	77
Depreciation and amortization	169	168	334	332
Income taxes	(22)	(46)	(68)	(83)
EBITDA	129	(194)	137	(33)
Gain on dispositions	—	(1)	—	—
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(25)	25	(34)	21
Pro rata EBITDAre of equity investments(2)	7	(20)	13	(14)
EBITDAre	111	(190)	116	(26)
Adjustments to EBITDAre:
Severance expense (reversal) at hotel properties	(1)	1	(3)	1
Adjusted EBITDAre	$110	$(189)	$113	$(25)
___________
(1)	See the Notes to Financial Information for discussion of non-GAAP measures.
(2)

Pro rata EBITDAre of equity investments and pro rata FFO of equity investments for the quarter and year-to-date ended June 30, 2021 include a realized gain of approximately $3 million related to equity securities held by one of our unconsolidated partnerships, Fifth Wall Ventures, L.P. Unrealized gains of our unconsolidated investments are not recognized in our EBITDAre, Adjusted EBITDAre, NAREIT FFO or Adjusted FFO until they have been realized by the unconsolidated partnership.

HOST HOTELS & RESORTS, INC.

Reconciliation of Diluted Earnings (Loss) per Common Share to

NAREIT and Adjusted Funds From Operations per Diluted Share (1)

(unaudited, in millions, except per share amounts)

	Quarter ended June 30,		Year-to-date ended June 30,
	2021	2020	2021	2020
Net loss	$(61)	$(356)	$(214)	$(359)
Less: Net loss attributable to non-controlling interests	1	4	2	4
Net loss attributable to Host Inc.	(60)	(352)	(212)	(355)
Adjustments:
Gain on dispositions	—	(1)	—	—
Depreciation and amortization	168	166	333	331
Equity investment adjustments:
Equity in (earnings) losses of affiliates	(25)	25	(34)	21
Pro rata FFO of equity investments(2)	6	(20)	10	(17)
Consolidated partnership adjustments:
FFO adjustment for non-controlling partnership	(1)	—	(1)	(1)
FFO adjustments for non-controlling interests of Host L.P.	(2)	(2)	(3)	(3)
NAREIT FFO	86	(184)	93	(24)
Adjustments to NAREIT FFO:
Loss on debt extinguishment	—	1	—	1
Severance expense (reversal) at hotel properties	(1)	1	(3)	1
Adjusted FFO	$85	$(182)	$90	$(22)

For calculation on a per share basis:(3)

Diluted weighted average shares outstanding – EPS	707.6	705.1	706.6	706.7
Assuming issuance of common shares granted under the comprehensive stock plans	1.6	—	1.6	—
Diluted weighted average shares outstanding - NAREIT FFO and Adjusted FFO	709.2	705.1	708.2	706.7
Diluted loss per common share	$(.09)	$(.50)	$(.30)	$(.50)
NAREIT FFO per diluted share	$.12	$(.26)	$.13	$(.03)
Adjusted FFO per diluted share	$.12	$(.26)	$.13	$(.03)
___________

(1-2) Refer to corresponding footnote on the Reconciliation of Net Income (Loss) to EBITDA, EBITDAre and Adjusted EBITDAre.

(3)

Diluted loss per common share, NAREIT FFO per diluted share and Adjusted FFO per diluted share are adjusted for the effects of dilutive securities. Dilutive securities may include shares granted under comprehensive stock plans, preferred OP units held by non-controlling partners and other non-controlling interests that have the option to convert their limited partnership interests to common OP units. No effect is shown for securities if they are anti-dilutive.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

All Owned Hotel Pro Forma Operating Statistics and Results

To facilitate a quarter-to-quarter comparison of our operations, we typically present certain operating statistics (i.e., Total RevPAR, RevPAR, average daily rate and average occupancy) and operating results (revenues, expenses, hotel EBITDA and associated margins) for the periods included in this presentation on a comparable hotel basis in order to enable our investors to better evaluate our operating performance (discussed in “Hotel Property Level Operating Results” below). However, due to the COVID-19 pandemic and its effects on operations, there is little comparability between periods. For this reason, we temporarily are suspending our comparable hotel presentation and instead present hotel operating results for all consolidated hotels and, to facilitate comparisons between periods, we are presenting results on a pro forma basis, including the following adjustments: (1) operating results are presented for all consolidated hotels owned as of June 30, 2021, but do not include the results of operations for properties sold through the reporting date; and (2) operating results for acquisitions as of June 30, 2021 are reflected for full calendar years, to include results for periods prior to our ownership. For these hotels, since the year-over-year comparison includes periods prior to our ownership, the changes will not necessarily correspond to changes in our actual results.

Constant US$ and Nominal US$

Operating results denominated in foreign currencies are translated using the prevailing exchange rates on the date of the transaction, or monthly based on the weighted average exchange rate for the period. For comparative purposes, we also present the RevPAR results for the prior year assuming the results of our foreign operations were translated using the same exchange rates that were effective for the comparable periods in the current year, thereby eliminating the effect of currency fluctuation for the year-over-year comparisons. We believe this presentation is useful to investors as it provides clarity with respect to the change in RevPAR in the local currency of the hotel consistent with the manner in which we would evaluate our domestic portfolio. However, the estimated effect of changes in foreign currency has been reflected in the results of net income (loss), EBITDA, Adjusted EBITDAre, diluted earnings (loss) per common share and Adjusted FFO per diluted share. Nominal US$ results include the effect of currency fluctuations, consistent with our financial statement presentation.

Non-GAAP Financial Measures

Included in this press release are certain “non-GAAP financial measures,” which are measures of our historical or future financial performance that are not calculated and presented in accordance with GAAP, within the meaning of applicable SEC rules. They are as follows: (i) FFO and FFO per diluted share (both NAREIT and Adjusted), (ii) EBITDA, (iii) EBITDAre and Adjusted EBITDAre, (iv) All Owned Hotel Pro Forma Operating Statistics and Results and (v) Cash burn. The following discussion defines these measures and presents why we believe they are useful supplemental measures of our performance.

NAREIT FFO and NAREIT FFO per Diluted Share

We present NAREIT FFO and NAREIT FFO per diluted share as non-GAAP measures of our performance in addition to our earnings per share (calculated in accordance with GAAP). We calculate NAREIT FFO per diluted share as our NAREIT FFO (defined as set forth below) for a given operating period, as adjusted for the effect of dilutive securities, divided by the number of fully diluted shares outstanding during such period, in accordance with NAREIT guidelines. Effective January 1, 2019, we adopted NAREIT’s definition of FFO included in NAREIT’s Funds From Operations White Paper – 2018 Restatement. NAREIT defines FFO as net income (calculated in accordance with GAAP) excluding depreciation and amortization related to real estate, gains and losses from the sale of certain real estate assets, gains and losses from change in control, impairment expense of certain real estate assets and investments and adjustments for consolidated partially-owned entities and unconsolidated affiliates. Adjustments for consolidated partially-owned entities and unconsolidated affiliates are calculated to reflect our pro rata share of the FFO of those entities on the same basis.

We believe that NAREIT FFO per diluted share is a useful supplemental measure of our operating performance and that the presentation of NAREIT FFO per diluted share, when combined with the primary GAAP presentation of earnings per share, provides beneficial information to investors. By excluding the effect of real estate depreciation, amortization, impairment expense and gains and losses from sales of depreciable real estate, all of which are based on historical cost accounting and which may be of lesser significance in evaluating current performance, we believe that such measures can facilitate comparisons of operating performance between periods and with other REITs, even though NAREIT FFO per diluted share does not represent an amount that accrues directly to holders of our common stock. Historical cost accounting for real estate assets implicitly assumes that the value of real estate assets diminishes predictably over time. As noted by NAREIT in its Funds From Operations White Paper – 2018 Restatement, the primary purpose for including FFO as a supplemental measure of operating performance of a REIT is to address the artificial nature of historical cost depreciation and amortization of real estate and real estate-related assets mandated by GAAP. For these reasons, NAREIT adopted the FFO metric in order to promote a uniform industry-wide measure of REIT operating performance.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

Adjusted FFO per Diluted Share

We also present Adjusted FFO per diluted share when evaluating our performance because management believes that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. Management historically has made the adjustments detailed below in evaluating our performance, in our annual budget process and for our compensation programs. We believe that the presentation of Adjusted FFO per diluted share, when combined with both the primary GAAP presentation of diluted earnings per share and FFO per diluted share as defined by NAREIT, provides useful supplemental information that is beneficial to an investor’s understanding of our operating performance. We adjust NAREIT FFO per diluted share for the following items, which may occur in any period, and refer to this measure as Adjusted FFO per diluted share:

•

Gains and Losses on the Extinguishment of Debt – We exclude the effect of finance charges and premiums associated with the extinguishment of debt, including the acceleration of the write-off of deferred financing costs from the original issuance of the debt being redeemed or retired and incremental interest expense incurred during the refinancing period. We also exclude the gains on debt repurchases and the original issuance costs associated with the retirement of preferred stock. We believe that these items are not reflective of our ongoing finance costs.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

•

Severance Expense –In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust NAREIT FFO for gains or losses that management believes are not representative of the Company’s current operating performance. For example, in 2017, as a result of the reduction of the U.S. federal corporate income tax rate from 35% to 21% by the Tax Cuts and Jobs Act, we remeasured our domestic deferred tax assets as of December 31, 2017 and recorded a one-time adjustment to reduce our deferred tax assets and to increase the provision for income taxes by approximately $11 million. We do not consider this adjustment to be reflective of our on-going operating performance and, therefore, we excluded this item from Adjusted FFO.

EBITDA

Earnings before Interest Expense, Income Taxes, Depreciation and Amortization (“EBITDA”) is a commonly used measure of performance in many industries. Management believes EBITDA provides useful information to investors regarding our results of operations because it helps us and our investors evaluate the ongoing operating performance of our properties after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization). Management also believes the use of EBITDA facilitates comparisons between us and other lodging REITs, hotel owners that are not REITs and other capital-intensive companies. Management uses EBITDA to evaluate property-level results and as one measure in determining the value of acquisitions and dispositions and, like FFO and Adjusted FFO per diluted share, it is widely used by management in the annual budget process and for our compensation programs.

EBITDAre and Adjusted EBITDAre

We present EBITDAre in accordance with NAREIT guidelines, as defined in its September 2017 white paper “Earnings Before Interest, Taxes, Depreciation and Amortization for Real Estate,” to provide an additional performance measure to facilitate the evaluation and comparison of the Company’s results with other REITs. NAREIT defines EBITDAre as net income (calculated in accordance with GAAP) excluding interest expense, income tax, depreciation and amortization, gains or losses on disposition of depreciated property (including gains or losses on change of control), impairment expense of depreciated property and of investments in unconsolidated affiliates caused by a decrease in value of depreciated property in the affiliate, and adjustments to reflect the entity’s pro rata share of EBITDAre of unconsolidated affiliates.

We make additional adjustments to EBITDAre when evaluating our performance because we believe that the exclusion of certain additional items described below provides useful supplemental information to investors regarding our ongoing operating performance. We believe that the presentation of Adjusted EBITDAre, when combined with the primary GAAP presentation of net income, is beneficial to an investor’s understanding of our operating performance. Adjusted EBITDAre also is similar to the measure used to calculate certain

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

credit ratios for our credit facility and senior notes. We adjust EBITDAre for the following items, which may occur in any period, and refer to this measure as Adjusted EBITDAre:

•

Property Insurance Gains – We exclude the effect of property insurance gains reflected in our consolidated statements of operations because we believe that including them in Adjusted EBITDAre is not consistent with reflecting the ongoing performance of our assets. In addition, property insurance gains could be less important to investors given that the depreciated asset book value written off in connection with the calculation of the property insurance gain often does not reflect the market value of real estate assets.

•

Acquisition Costs – Under GAAP, costs associated with completed property acquisitions that are considered business combinations are expensed in the year incurred. We exclude the effect of these costs because we believe they are not reflective of the ongoing performance of the Company.

•

Litigation Gains and Losses – We exclude the effect of gains or losses associated with litigation recorded under GAAP that we consider outside the ordinary course of business. We believe that including these items is not consistent with our ongoing operating performance.

•

Severance Expense – In certain circumstances, we will add back hotel-level severance expenses when we do not believe that such expenses are reflective of the ongoing operation of our properties. Situations that would result in a severance add-back include, but are not limited to, (i) costs incurred as part of a broad-based reconfiguration of the operating model with the specific hotel operator for a portfolio of hotels and (ii) costs incurred at a specific hotel due to a broad-based and significant reconfiguration of a hotel and/or its workforce. We do not add back corporate-level severance costs or severance costs at an individual hotel that we consider to be incurred in the normal course of business.

In unusual circumstances, we also may adjust EBITDAre for gains or losses that management believes are not representative of the Company’s current operating performance. The last adjustment of this nature was a 2013 exclusion of a gain from an eminent domain claim.

Limitations on the Use of NAREIT FFO per Diluted Share, Adjusted FFO per Diluted Share, EBITDA, EBITDAre and Adjusted EBITDAre

We calculate EBITDAre and NAREIT FFO per diluted share in accordance with standards established by NAREIT, which may not be comparable to measures calculated by other companies that do not use the NAREIT definition of EBITDAre and FFO or do not calculate FFO per diluted share in accordance with NAREIT guidance. In addition, although EBITDAre and FFO per diluted share are useful measures when comparing our results to other REITs, they may not be helpful to investors when comparing us to non-REITs. We also calculate Adjusted FFO per diluted share and Adjusted EBITDAre, which are not in accordance with NAREIT guidance and may not be comparable to measures calculated by other REITs or by other companies. This information should not be considered as an alternative to net income, operating profit, cash from operations or any other operating performance measure calculated in accordance with GAAP. Cash expenditures for various long-term assets (such as renewal and replacement capital expenditures), interest expense (for EBITDA, EBITDAre and Adjusted EBITDAre purposes only), severance expense related to significant property-level reconfiguration and other items have been, and will be, made and are not reflected in the EBITDA, EBITDAre, Adjusted EBITDAre, NAREIT FFO per diluted share and Adjusted FFO per diluted share presentations. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations and consolidated statements of cash flows (“Statements of Cash Flows”) in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q include interest expense, capital expenditures, and other excluded items, all of which should be considered when evaluating our performance, as well as the usefulness of our non-GAAP financial measures. Additionally, NAREIT FFO per diluted share, Adjusted FFO per diluted share, EBITDA, EBITDAre and Adjusted EBITDAre should not be considered as a measure of our liquidity or indicative of funds available to fund our cash needs, including our ability to make cash distributions. In addition, NAREIT FFO per diluted share and Adjusted FFO per diluted share do not measure, and should not be used as a measure of, amounts that accrue directly to stockholders’ benefit.

Similarly, EBITDAre, Adjusted EBITDAre, NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of our equity investments and NAREIT FFO and Adjusted FFO per diluted share include adjustments for the pro rata share of non-controlling partners in consolidated partnerships. Our equity investments consist of interests ranging from 11% to 67% in seven domestic and international partnerships that own a total of 10 properties and a vacation ownership development. Due to the voting rights of the outside owners, we do not control and, therefore, do not consolidate these entities. The non-controlling partners in consolidated partnerships primarily consist of the approximate 1% interest in Host LP held by outside partners, and a 15% interest held by outside partners in a partnership owning one hotel for which we do control the entity and, therefore, consolidate its operations. These pro rata results for NAREIT FFO and Adjusted FFO per diluted share, EBITDAre and Adjusted EBITDAre were calculated as set forth in the definitions above. Readers should be cautioned that the pro rata results presented in these measures for consolidated partnerships (for NAREIT FFO and Adjusted FFO per diluted share) and equity investments may not accurately depict the legal and economic implications of our investments in these entities.

Hotel Property Level Operating Results

We present certain operating results for our hotels, such as hotel revenues, expenses, food and beverage profit, and EBITDA (and the related margins), on a hotel-level pro forma basis as supplemental information for our investors. Our hotel results reflect the operating

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

results of our hotels as discussed in “All Owned Hotel Pro Forma Operating Statistics and Results” above. We present all owned hotel pro forma EBITDA to help us and our investors evaluate the ongoing operating performance of our hotels after removing the impact of the Company’s capital structure (primarily interest expense) and its asset base (primarily depreciation and amortization expense). Corporate-level costs and expenses also are removed to arrive at property-level results. We believe these property-level results provide investors with supplemental information about the ongoing operating performance of our hotels. All owned hotel pro forma results are presented both by location and for the Company’s properties in the aggregate. While severance expense is not uncommon at the individual property level in the normal course of business, we eliminate from our hotel level operating results severance costs related to broad-based and significant property-level reconfiguration that is not considered to be within the normal course of business, as we believe this elimination provides useful supplemental information that is beneficial to an investor’s understanding of our ongoing operating performance. We also eliminate depreciation and amortization expense because, even though depreciation and amortization expense are property-level expenses, these non-cash expenses, which are based on historical cost accounting for real estate assets, implicitly assume that the value of real estate assets diminishes predictably over time. As noted earlier, because real estate values historically have risen or fallen with market conditions, many real estate industry investors have considered presentation of historical cost accounting for operating results to be insufficient.

Because of the elimination of corporate-level costs and expenses, gains or losses on disposition, certain severance expenses and depreciation and amortization expense, the hotel operating results we present do not represent our total revenues, expenses, operating profit or net income and should not be used to evaluate our performance as a whole. Management compensates for these limitations by separately considering the impact of these excluded items to the extent they are material to operating decisions or assessments of our operating performance. Our consolidated statements of operations include such amounts, all of which should be considered by investors when evaluating our performance.

While management believes that presentation of all owned hotel results is a supplemental measure that provides useful information in evaluating our ongoing performance, this measure is not used to allocate resources or to assess the operating performance of each of our hotels, as these decisions are based on data for individual hotels and are not based on all owned hotel results in the aggregate. For these reasons, we believe all owned hotel operating results, when combined with the presentation of GAAP operating profit, revenues and expenses, provide useful information to investors and management.

The following presents the reconciliation of our Net Loss to All Owned Hotels Pro Forma EBITDA (in millions) for the quarter ended March 31, 2021 and is included as All Owned Hotels Pro Forma EBITDA is a component of first quarter cash burn. For additional reconciliations of All Owned Hotels Pro Forma EBITDA for the quarter and year-to-date ended June 30, 2021 and comparable periods in prior years, see page 15:

Quarter ended March 31, 2021
Net loss	$(153)
Depreciation and amortization	165
Interest expense	42
Provision for income taxes	(46)
Gain on sale of property and corporate level income/expense	15
Severance at hotel properties	(2)
Pro forma adjustments	4
All Owned Hotels Pro Forma EBITDA	$25

COVID-19 Non-GAAP Reporting Measures

Cash Burn. Management utilizes the cash burn metric to evaluate the amounts necessary to fund operating losses during periods where hotels have suspended operations or are operating at very low levels of occupancy due to the COVID-19 pandemic. Therefore, management believes this metric is helpful to investors to evaluate the Company's ongoing ability to continue to fund operating losses during the current periods of operating losses. The Company defines cash burn as net cash provided by (used in) operating activities adjusted for (i) changes in short term assets and liabilities and (ii) contributions to equity investments, plus capital expenditures, as further described below. Cash burn is not intended to be, and should not be used as a substitute for GAAP net cash provided by (used in) operating activities as it does not reflect  the issuance or repurchase of equity, the payment of dividends, the issuance or repayment of debt, or other investing activities such as the purchase or sale of hotels. Adjustments include:

•

Changes in short term assets and liabilities – The Company eliminates changes in short-term assets and liabilities, including due from managers, other assets and other liabilities, that primarily represent timing of cash inflows and outflows. As a result, cash burn includes income and expenses in better alignment with how these items are reflected on the statements of operations. These items generally represent receipts and payments that will be settled within the year and do not reflect the cash savings or liquidity needs of the Company on an on-going basis.

HOST HOTELS & RESORTS, INC.

Notes to Financial Information

•

Contributions to equity investments – The Company includes contributions to equity investments that have been necessary due to the depressed operations for these investments during the COVID-19 pandemic. These contributions are included as investing activities on the Statements of Cash Flows.

•

Capital Expenditures – Capital expenditures are included in the cash burn amount as they represent a significant on-going cash outflow of the Company. While management continually evaluates its capital expenditures program to appropriately balance improving and renewing its hotel portfolio with its overall cash needs; management continues to anticipate capital expenditures to be a significant cash outflow.

The following presents the reconciliation of our net cash provided by (used in) operating activities from our Statements of Cash Flows to cash burn (in millions):

	Quarter ended June 30, 2021	Quarter ended March 31, 2021
GAAP net cash provided by (used in) operating activities	$9	$(49)

Contributions to equity investments	—	(2)
Timing adjustments
Change in due from/to managers	57	1
Change in other assets	7	(3)
Change in other liabilities	(12)	8
Cash generated (burn) before capital expenditures	61	(45)
Capital expenditures	(87)	(93)
Cash burn	$(26)	$(138)